Exhibit 99.1

IAC REPORTS Q2 2022 – Q2 REVENUE INCREASES 64% TO $1.4 BILLION

NEW YORK— August 9, 2022—IAC (NASDAQ: IAC) released its second quarter results today and separately posted a letter to shareholders from IAC CEO Joey Levin on the Investor Relations section of its website at ir.iac.com.

IAC SUMMARY RESULTS
($ in millions except per share amounts)

	Q2 2022	Q2 2021	Growth
Revenue	$1,362.6	$829.5	64%
Operating loss	(166.1)	(28.4)	-485%
Unrealized (loss) gain on investment in MGM	(825.3)	275.1	NM
Net (loss) earnings	(869.1)	194.8	NM
Diluted (loss) earnings per share	(10.02)	2.02	NM
Adjusted EBITDA	37.4	26.4	42%

See reconciliations of GAAP to non-GAAP measures beginning on page 13.

Q2 2022 HIGHLIGHTS

•	Dotdash Meredith revenue increased 568% year-over-year to $490 million, benefitting from the Meredith acquisition.

○	Digital revenue was $235 million and Print revenue was $260 million.

○	Operating loss of $28 million and Adjusted EBITDA of $39 million in Q2 2022 reflect $15 million of restructuring charges and transaction-related items associated with the acquisition of Meredith.

•	Angi Inc. revenue increased 23% year-over-year to $516 million, the 7th consecutive quarter of double-digit growth and highest quarterly growth since 2018.

○	Angi Ads and Leads revenue increased 5% year-over-year, the first quarter of growth since Q2 2021.

○	Angi Services revenue was $151 million, increasing 107% year-over-year, and trailing twelve months Angi Services revenue was $494 million, up 120% period-over-period.

○	Monetized Transactions were 4.7 million and Transacting Service Professionals were 220,000.

○	Operating loss improved to $21 million (compared to a loss of $33 million in Q2 2021) and Adjusted EBITDA improved to a profit of $10 million (compared to a loss of $4 million in Q2 2021).

•	Emerging & Other revenue increased 6% year-over-year to $161 million reflecting 10% growth from Care.com and 68% growth from Bluecrew and Vivian Health on a combined basis. Operating loss of $108 million reflects an $87 million goodwill impairment at Mosaic Group and a $10 million charge related to the sale of certain employee-held equity interests in connection with the Vivian Health equity raise in April 2022 (the latter also impacted Adjusted EBITDA).

•	IAC repurchased 735,000 shares at an average price of $80.38 in Q2 2022.

•	IAC holds 63.5 million shares of MGM Resorts International (“MGM”). IAC’s Net (loss) earnings and Diluted (loss) earnings per share reflect decreases or increases in MGM’s share price as unrealized losses and gains. As a result, Net (loss) earnings and Diluted (loss) earnings per share can be very volatile, which reduces their ability to be effective measures to assess operating performance. IAC’s stake in MGM was purchased for $1.2 billion in 2020 and Q1 2022 and is worth $2.2 billion as of August 5, 2022.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q2 2022	Q2 2021	Growth
Revenue
Dotdash Meredith	$489.5	$73.3	568%
Angi Inc.	515.8	421.0	23%
Search	198.2	183.6	8%
Emerging & Other	161.1	151.7	6%
Intersegment eliminations	(2.0)	(0.0)	-5220%
Total Revenue	$1,362.6	$829.5	64%
Operating (loss) income
Dotdash Meredith	$(27.5)	$19.2	NM
Angi Inc.	(20.9)	(32.7)	36%
Search	26.3	25.7	2%
Emerging & Other	(107.8)	(2.7)	-3889%
Corporate	(36.3)	(37.8)	4%
Total Operating loss	$(166.1)	$(28.4)	-485%
Adjusted EBITDA
Dotdash Meredith	$39.2	$20.5	91%
Angi Inc.	9.7	(4.4)	NM
Search	26.3	25.7	3%
Emerging & Other	(17.1)	6.9	NM
Corporate	(20.7)	(22.3)	7%
Total Adjusted EBITDA	$37.4	$26.4	42%

Please refer to the IAC Q2 2022 shareholder letter for July 2022 monthly metrics.

Effective August 11, 2022, IAC’s legal name will be changed to IAC Inc.

Dotdash Meredith

Revenue

($ in millions; rounding differences may occur)	Q2 2022	Q2 2021	Growth
Digital	$234.5	$73.3	220%
Print	260.3	-	NM
Intersegment eliminations	(5.3)	-	NM
Total	$489.5	$73.3	568%

Pro Forma Digital	$234.5	$253.1	-7%
Pro Forma Print	260.3	350.6	-26%
Pro Forma Intersegment eliminations	(5.3)	(4.9)	-8%
Pro Forma Total	$489.5	$598.9	-18%

•	Revenue increased 568% to $489.5 million due primarily to the Meredith acquisition. Pro Forma revenue declined 18% year-over-year due primarily to:

○	7% Digital declines driven by:

▪	Lower advertising rates due to macro headwinds impacting Retail, Consumer Packaged Goods and Food advertisers

▪	Softening consumer demand impacting affiliate commerce revenue and performance marketing revenue (primarily related to financial services products)

▪	Meredith integration impact including site migrations and sales force consolidation

○	26% Print declines driven by the restructuring in Q1 2022, including ceasing several publications and reducing circulation, continued secular declines and the advertising headwinds referenced above

Operating (Loss) Income and Adjusted EBITDA

($ in millions; rounding differences may occur)	Q2 2022	Q2 2021	Growth
Operating Income (Loss)
Digital	$10.9	$19.2	-43%
Print	(19.9)	-	NM
Other	(18.5)	-	NM
Total	$(27.5)	$19.2	NM
Adjusted EBITDA
Digital	$51.3	$20.5	150%
Print	6.3	-	NM
Other	(18.4)	-	NM
Total	$39.2	$20.5	91%

•	Operating loss was $27.5 million compared to income of $19.2 million in Q2 2021 reflecting:

○	Adjusted EBITDA increasing $18.6 million to $39.2 million due to the acquisition of Meredith, partially offset by $14.8 million of restructuring charges and transaction-related items ($2.1 million at Digital, $8.9 million at Print and $3.8 million at Other)

○	$47.9 million higher amortization of intangibles and $12.3 million higher depreciation driven by the acquisition of Meredith

Angi Inc.

Please refer to the Angi Inc. Q2 2022 earnings release for further detail.

Search

•	Revenue increased 8% to $198.2 million reflecting:

○	A 14% increase at Ask Media Group due to higher marketing driving increased visitors to ad supported search and content websites

○	A 20% decrease at Desktop (legacy desktop search software business)

•	Operating income increased 2% to $26.3 million due primarily to 3% higher Adjusted EBITDA driven by the higher Ask Media Group revenue and lower Desktop marketing

Emerging & Other

•	Revenue increased 6% to $161.1 million reflecting:

○	Care.com revenue increasing 10% to $86.0 million

○	Growth from Bluecrew and Vivian Health

○	Lower Mosaic Group and IAC Films revenue

•	Operating loss increased $105.1 million to $107.8 million reflecting:

○	Adjusted EBITDA losses of $17.1 million compared to income of $6.9 million in Q2 2021 due primarily to:

▪	A charge at Vivian Health of $9.8 million related to the sale of certain employee-held equity interests and the settlement of certain employee stock-based awards in conjunction with the equity raise at Vivian Health in April 2022

▪	Lower profits at Care.com, Mosaic Group and IAC Films

○	An $86.7 million goodwill impairment at Mosaic Group as a result of the projected reduction in future revenue and profits from the business and lower trading multiples of a selected peer group of companies

○	$5.6 million lower amortization of intangibles driven by Care.com

Corporate

Operating loss decreased $1.6 million to $36.3 million due primarily to $1.6 million lower Adjusted EBITDA losses ($2.0 million of transaction-related costs in Q2 2021 in connection with the spin-off of Vimeo).

Other expense, net

Q2 2022 Other expense, net includes $51.1 million in unrealized losses related to certain investments in equity securities and a non-cash pre-tax actuarial loss of $41.8 million related primarily to Meredith’s funded pension plan in the U.K. due to the impact of higher interest rates.

Income Taxes

The Company recorded an income tax benefit of $229.0 million in Q2 2022 for an effective tax rate of 21%, which approximates the statutory rate due primarily to state taxes, largely offset by the non-deductible portion of the goodwill impairment at Mosaic Group. The Company recorded an income tax provision of $87.8 million in Q2 2021 for an effective tax rate of 30%, which is higher than the statutory rate due primarily to an increase in net deferred tax liabilities as a result of the Vimeo Spin-off.

Free Cash Flow

For the six months ended June 30, 2022, net cash used in operating activities attributable to continuing operations was $7.9 million, a $184.9 million decline year-over-year, and Free Cash Flow decreased $219.1 million to negative $81.5 million due to unfavorable working capital, higher capital expenditures, higher cash interest payments and lower Adjusted EBITDA.

	Six Months Ended June 30,
($ in millions, rounding differences may occur)	2022	2021
Net cash (used in) provided by operating activities attributable to continuing operations	$(7.9)	$177.0
Capital expenditures	(73.6)	(39.4)
Free Cash Flow	$(81.5)	$137.6

VIDEO CONFERENCE CALL

IAC and Angi Inc. will live stream a joint video conference to answer questions regarding their second quarter results on Wednesday, August 10, 2022, at 8:30 a.m. Eastern Time. This live stream will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s and Angi Inc.’s businesses. The live stream will be open to the public at ir.iac.com and ir.angi.com.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2022:

•	IAC had 89.2 million common and Class B common shares outstanding.

•	The Company had $1.8 billion in cash and cash equivalents and marketable securities, of which IAC held $1.2 billion, Dotdash Meredith, Inc. held $247 million, and Angi Inc. held $361 million.

•	The Company had $2.1 billion in long-term debt, of which Dotdash Meredith, Inc. held $1.6 billion and ANGI Group, LLC (a subsidiary of Angi Inc.) held $500 million.

•	IAC’s economic interest in Angi Inc. was 84.5% and IAC’s voting interest was 98.2%. IAC held 424.6 million shares of Angi Inc.

•	IAC owned 63.5 million shares of MGM.

Dotdash Meredith Inc. has a $150 million revolving credit facility, which had no borrowings as of June 30, 2022 and currently has no borrowings.

IAC repurchased 735,000 shares at an average price of $80.38 in Q2 2022.

As of June 30, 2022:

•	IAC had 7.3 million shares remaining in its stock repurchase authorization.

•	Angi Inc. had 15.0 million shares remaining in its stock repurchase authorization.

IAC and Angi Inc. may purchase their shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

OPERATING METRICS

(rounding differences may occur)

	Q2 2022	Q2 2021	Growth
Dotdash Meredith
Revenue ($ in millions)
Digital Revenue	$234.5	$73.3	220%
Print Revenue	260.3	-	NM
Intersegment eliminations	(5.3)	-	NM
Total Revenue	$489.5	$73.3	568%

Pro Forma Digital Revenue	$234.5	$253.1	-7%
Pro Forma Print Revenue	260.3	350.6	-26%
Pro Forma Intersegment eliminations	(5.3)	(4.9)	-8%
Pro Forma Total Revenue	$489.5	$598.9	-18%

Angi Inc.

Revenue ($ in millions)
Angi Ads and Leads	$344.9	$327.1	5%
Angi Services	150.9	72.8	107%
Total North America	495.8	399.9	24%
Europe	20.0	21.0	-5%
Total Revenue	$515.8	$421.0	23%

Angi Service Requests (in thousands)	8,498	9,419	-10%
Angi Monetized Transactions (in thousands)	4,740	5,006	-5%
Angi Transacting Service Professionals (in thousands)	220	225	-2%
Angi Advertising Service Professionals (in thousands)	37	40	-8%

Search
Revenue ($ in millions)
Ask Media Group	$171.6	$150.2	14%
Desktop	26.6	33.4	-20%
Total Revenue	$198.2	$183.6	8%

See metric definitions on page 17

DILUTIVE SECURITIES

IAC has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	8/5/22	Dilution at:

Share Price			$77.34	$80.00	$85.00	$90.00	$95.00

Absolute Shares as of 8/5/22	86.2		86.2	86.2	86.2	86.2	86.2

Restricted stock, RSUs and non-publicy traded subsidiary denominated equity awards	5.2		0.6	0.6	0.6	0.6	0.5
Options	2.9	$13.99	0.6	0.6	0.6	0.6	0.6
Total Dilution			1.2	1.2	1.2	1.2	1.2
% Dilution			1.4%	1.4%	1.4%	1.4%	1.4%
Total Diluted Shares Outstanding			87.4	87.4	87.4	87.4	87.4

The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method. In addition, absolute shares exclude 3 million shares of restricted stock because this award is unvested as of August 5, 2022.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees. In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares. Assuming all awards were settled on August 5, 2022, withholding taxes paid by the Company on behalf of the employees upon net settlement would have been $165.1 million (of which approximately 60% would be payable for awards currently vested and those vesting on or before June 30, 2023) assuming a stock price of $77.34 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at June 30, 2022. The number of shares ultimately needed to settle these awards and the cash withholding tax obligation may vary significantly as a result of the determination of the fair value of the relevant subsidiary. In addition, the number of shares required to settle these awards will be impacted by movement in the stock price of IAC.

Angi Inc. Equity Awards and the Treatment of the Related Dilutive Effect

Certain Angi Inc. equity awards can be settled either in IAC or Angi Inc. common shares at IAC’s election. For purposes of the dilution calculation above, these awards are assumed to be settled in shares of Angi Inc. common stock; therefore, no dilution from these awards is included.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

($ in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$1,362,581	$829,547	$2,687,926	$1,616,117
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	509,352	259,240	1,046,455	488,234
Selling and marketing expense	510,886	341,035	1,001,374	653,573
General and administrative expense	252,318	174,711	490,673	337,871
Product development expense	84,284	52,233	165,071	105,316
Depreciation	29,052	17,112	59,288	36,298
Amortization of intangibles	56,081	13,636	113,271	30,475
Goodwill impairment	86,748	-	86,748	-
Total operating costs and expenses	1,528,721	857,967	2,962,880	1,651,767
Operating loss	(166,140)	(28,420)	(274,954)	(35,650)
Interest expense	(23,517)	(5,814)	(45,429)	(12,431)
Unrealized (loss) gain on investment in MGM Resorts International	(825,305)	275,098	(1,012,635)	657,638
Other (expense) income, net	(89,425)	50,286	(82,726)	53,849
(Loss) earnings from continuing operations before income taxes	(1,104,387)	291,150	(1,415,744)	663,406
Income tax benefit (provision)	228,988	(87,825)	299,452	(141,136)
Net (loss) earnings from continuing operations	(875,399)	203,325	(1,116,292)	522,270
Loss from discontinued operations, net of tax	-	(11,787)	-	(1,831)
Net (loss) earnings	(875,399)	191,538	(1,116,292)	520,439
Net loss attributable to noncontrolling interests	6,269	3,219	11,364	3,446
Net (loss) earnings attributable to IAC shareholders	$(869,130)	$194,757	$(1,104,928)	$523,885

Per share information from continuing operations:
Basic (loss) earnings per share	$(10.02)	$2.31	$(12.73)	$5.91
Diluted (loss) earnings per share	$(10.02)	$2.14	$(12.73)	$5.49

Per share information attributable to IAC Common Stock and Class B common stock shareholders:
Basic (loss) earnings per share	$(10.02)	$2.18	$(12.73)	$5.88
Diluted (loss) earnings per share	$(10.02)	$2.02	$(12.73)	$5.47

Stock-based compensation expense by function:
Cost of revenue	$1,013	$22	$1,038	$34
Selling and marketing expense	2,441	1,101	3,949	2,317
General and administrative expense	24,560	21,189	49,931	36,933
Product development expense	3,642	1,739	6,425	3,082
Total stock-based compensation expense	$31,656	$24,051	$61,343	$42,366

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	June 30,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$1,796,202	$2,118,730
Marketable securities	30,315	19,788
Accounts receivable, net	633,323	693,208
Other current assets	278,650	242,188
Total current assets	2,738,490	3,073,914

Buildings, capitalized software, leasehold improvements, equipment and land, net	586,356	570,525
Goodwill	3,099,075	3,226,610
Intangible assets, net	1,302,075	1,414,892
Investment in MGM Resorts International	1,839,306	2,649,442
Long-term investments	301,373	327,838
Other non-current assets	882,466	1,037,067
TOTAL ASSETS	$10,749,141	$12,300,288

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current portion of long-term debt	$30,000	$30,000
Accounts payable, trade	154,333	203,173
Deferred revenue	170,207	165,451
Accrued expenses and other current liabilities	959,292	980,574
Total current liabilities	1,313,832	1,379,198

Long-term debt, net	2,033,038	2,046,237
Deferred income taxes	82,471	385,890
Other long-term liabilities	667,229	721,262

Redeemable noncontrolling interests	27,408	18,741

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common Stock	8	8
Class B common stock	1	1
Additional paid-in capital	6,261,929	6,265,669
(Accumulated deficit) retained earnings	(199,777)	905,151
Accumulated other comprehensive (loss) income	(12,852)	4,397
Treasury stock	(59,079)	-
Total IAC shareholders' equity	5,990,230	7,175,226
Noncontrolling interests	634,933	573,734
Total shareholders' equity	6,625,163	7,748,960
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$10,749,141	$12,300,288

  IAC CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS

  ($ in thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities attributable to continuing operations:
Net (loss) earnings	$(1,116,292)	$520,439
Less: Loss from discontinued operations, net of tax	-	(1,831)
Net (loss) earnings attributable to continuing operations	(1,116,292)	522,270
Adjustments to reconcile net (loss) earnings to net cash (used in ) provided by operating activities attributable to continuing operations:
Stock-based compensation expense	61,343	42,366
Amortization of intangibles	113,271	30,475
Depreciation	59,288	36,298
Provision for credit losses	51,710	42,710
Goodwill impairment	86,748	-
Deferred income taxes	(306,428)	143,646
Unrealized loss (gain) on investment in MGM Resorts International	1,012,635	(657,638)
Losses (gains) on investments in equity securities, net	16,258	(12,167)
Unrealized increase in the estimated fair value of a warrant	(12,851)	(55,256)
Non-cash lease expense (including right-of-use asset impairments)	28,802	18,960
Pension and postretirement benefit expense	79,080	-
Other adjustments, net	14,747	23,838
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(888)	(40,671)
Other assets	2,532	27,631
Operating lease liabilities	(32,059)	(13,453)
Accounts payable and other liabilities	(75,814)	61,250
Income taxes payable and receivable	(32)	(8,550)
Deferred revenue	10,045	15,276
Net cash (used in) provided by operating activities attributable to continuing operations	(7,905)	176,985
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(73,641)	(39,425)
Proceeds from maturities of marketable debt securities	-	225,000
Cash distribution related to the spin-off of IAC's investment in Vimeo	-	(333,184)
Net proceeds from the sale of businesses and investments	27,871	2,151
Purchases of investment in MGM Resorts International	(202,500)	-
Purchases of investments	(1,036)	(7,179)
Decrease in notes receivable	19,111	-
Other, net	4,930	(1,283)
Net cash used in investing activities attributable to continuing operations	(225,265)	(153,920)
Cash flows from financing activities attributable to continuing operations:
Principal payments on Dotdash Meredith Term Loans	(15,000)	-
Principal payments on ANGI Group Term Loan	-	(220,000)
Debt issuance costs	(785)	-
Proceeds from the issuance of Vivian Health preferred shares, net of fees	34,700	-
Purchase of IAC treasury stock	(59,079)	-
Purchase of Angi Inc. treasury stock	(8,144)	(5,637)
Proceeds from the exercise of IAC stock options	-	1,496
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(15,952)	(26,276)
Withholding taxes paid on behalf of Angi Inc. employees on net settled stock-based awards	(3,513)	(54,596)
Purchases of noncontrolling interests	(1,179)	(24,085)
Other, net	5,160	(317)
Net cash used in financing activities attributable to continuing operations	(63,792)	(329,415)
Total cash used in continuing operations	(296,962)	(306,350)
Net cash provided by operating activities attributable to discontinued operations	-	18,053
Net cash provided by investing activities attributable to discontinued operations	-	7,602
Net cash provided by financing activities attributable to discontinued operations	-	293,577
Total cash provided by discontinued operations	-	319,232
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(4,201)	648
Net (decrease) increase in cash and cash equivalents and restricted cash	(301,163)	13,530
Cash and cash equivalents and restricted cash at beginning of period	2,121,864	3,477,110
Cash and cash equivalents and restricted cash at end of period	$1,820,701	$3,490,640

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

IAC RECONCILIATION OF OPERATING (LOSS) INCOME TO ADJUSTED EBITDA

	For the three months ended June 30, 2022
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Goodwill impairment	Adjusted EBITDA
Dotdash Meredith
Digital	$10.9	$5.1	$8.2	$27.1	$-	$51.3
Print	(19.9)	-	4.6	21.5	-	6.3
Other	(18.5)	-	0.1	-	-	(18.4)
Total Dotdash Meredith	(27.5)	5.1	12.9	48.7	-	39.2
Angi Inc.	(20.9)	13.4	13.4	3.8	-	9.7
Search	26.3	-	-	-	-	26.3
Emerging & Other	(107.8)	0.1	0.3	3.6	86.7	(17.1)
Corporate	(36.3)	13.0	2.5	-	-	(20.7)
Total	$(166.1)	$31.7	$29.1	$56.1	$86.7	$37.4

	For the three months ended June 30, 2021
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
Dotdash Meredith	$19.2	$-	$0.6	$0.7	$20.5
Angi Inc.	(32.7)	9.5	15.1	3.7	(4.4)
Search	25.7	-	-	-	25.7
Emerging & Other	(2.7)	-	0.4	9.2	6.9
Corporate	(37.8)	14.5	1.1	-	(22.3)
Total	$(28.4)	$24.1	$17.1	$13.6	$26.4

IAC RECONCILIATION OF OPERATING (LOSS) INCOME TO ADJUSTED EBITDA (continued)

	For the six months ended June 30, 2022
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition -related contingent consideration fair value adjustments	Goodwill impairment	Adjusted EBITDA
Dotdash Meredith
Digital	$8.9	$9.4	$15.7	$52.7	$(0.6)	$-	$86.1
Print	(58.2)	-	10.2	43.8	-	-	(4.2)
Other	(34.5)	-	0.3	-	-	-	(34.2)
Total Dotdash Meredith	(83.8)	9.4	26.2	96.5	(0.6)	-	47.7
Angi Inc.	(54.8)	26.4	27.4	7.6	-	-	6.5
Search	51.4	-	-	-	-	-	51.4
Emerging & Other	(112.8)	0.1	0.7	9.1	-	86.7	(16.1)
Corporate	(74.9)	25.5	5.0	-	-	-	(44.4)
Total	$(275.0)	$61.3	$59.3	$113.3	$(0.6)	$86.7	$45.1

	For the six months ended June 30, 2021
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
Dotdash Meredith	$37.3	$-	$1.2	$2.0	$40.5
Angi Inc.	(32.6)	11.6	31.0	8.8	18.7
Search	44.0	-	-	-	44.1
Emerging & Other	(1.7)	0.1	0.8	19.7	18.9
Corporate	(82.7)	30.7	3.3	-	(48.6)
Total	$(35.6)	$42.4	$36.3	$30.5	$73.5

DOTDASH MEREDITH RECONCILIATION OF REVENUE TO PRO FORMA REVENUE

	Three Months Ended June 30, 2021
	Revenue as Reported	Meredith Revenue for Periods Prior to its Acquisition (a)	Pro Forma Revenue
Digital	$73.3	$179.8	$253.1
Print	-	350.6	350.6
Intersegment eliminations	-	(4.9)	(4.9)
Total	$73.3	$525.5	$598.9

	Six Months Ended June 30, 2021
	Revenue as Reported	Meredith Revenue for Periods Prior to its Acquisition (a)	Pro Forma Revenue
Digital	$138.8	$336.5	$475.3
Print	-	668.2	668.2
Intersegment eliminations	-	(11.2)	(11.2)
Total	$138.8	$993.5	$1,132.3

   (a) Reflects programmatic advertising revenue on a net basis.

IAC PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA and Free Cash Flow, both of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). These are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Free Cash Flow is defined as net cash provided by operating activities attributable to continuing operations, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists of expense associated with awards that were granted under various IAC stock and annual incentive plans and expense related to awards issued by certain subsidiaries of the Company. These expenses are not paid in cash and we view the economic costs of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method.  The Company is currently settling all stock-based awards on a net basis; IAC remits the required tax-withholding amounts for net-settled awards from its current funds.

Please see page 9 for a summary of our dilutive securities, including stock-based awards as of August 5, 2022 and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our buildings, capitalized software, leasehold improvements and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as advertiser relationships, licensee relationships, trade names, technology, subscriber relationships, service professional relationships, customer lists and user base, memberships, and content, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Metric Definitions

Dotdash Meredith

Digital Revenue – Includes Digital Advertising revenue, Performance Marketing revenue and Licensing and Other revenue.

(a) Display Advertising revenue – primarily includes revenue generated from display advertisements sold both directly through our sales team and via programmatic exchanges.

(b) Performance Marketing revenue – primarily includes revenue generated through affiliate commerce, affinity marketing channels, and performance marketing commissions. Affiliate commerce commission revenue is generated when Dotdash Meredith refers users to commerce partner websites resulting in a purchase or transaction. Affinity marketing programs market and place magazine subscriptions for both Dotdash Meredith and third-party publisher titles. Performance marketing commissions are generated on a cost-per-click or cost-per-action basis.

(c) Licensing and Other revenue – primarily includes revenue generated through brand and content licensing agreements. Brand licensing generates royalties from multiple long-term trademark licensing agreements with retailers, manufacturers, publishers and service providers. Content licensing royalties are earned from our relationship with Apple News + as well as other content distribution relationships.

Print Revenue – primarily includes subscription, newsstand, advertising and performance marketing revenue.

Pro Forma Revenue – reflects the inclusion of Meredith revenue for all periods prior to the Meredith acquisition. Meredith’s programmatic advertising revenue has been presented on a net basis to conform to IAC’s accounting policies.

Angi Inc.

Angi Ads and Leads Revenue - Primarily reflects domestic ads and leads revenue, including consumer connection revenue for consumer matches, revenue from service professionals under contract for advertising and membership subscription revenue from service professionals and consumers.

Angi Services Revenue – Primarily reflects domestic revenue from pre-priced offerings by which the consumer purchases services directly from Angi Inc. and Angi Inc. engages a service professional to perform the service and includes revenue from Total Home Roofing, Inc. (“Angi Roofing”), which was acquired on July 1, 2021.

Angi Service Requests - Fully completed and submitted domestic customer service requests and includes Angi Services requests in the period.

Angi Monetized Transactions - Fully completed and submitted domestic customer service requests that were matched to and paid for by a service professional and includes completed and in-process Angi Services jobs in the period.

Angi Transacting Service Professionals - The number of service professionals that paid for consumer matches through Angi Leads or performed an Angi Services job during the most recent quarter.

Angi Advertising Service Professionals - The number of service professionals under contract for advertising at the end of the period.

Search

Ask Media Group Revenue - Consists of revenue generated from advertising principally through the display of paid listings in response to search queries, as well as from display advertisements appearing alongside content on its various websites, and, to a lesser extent, affiliate commerce commission revenue.

Desktop Revenue - Consists of revenue generated by applications distributed through both direct-to-consumer marketing and business-to-business partnerships.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and the IAC and Angi Inc. live stream, which will be held at 8:30 a.m. Eastern Time on Wednesday, August 10, 2022, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans" and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) our ability to market our products and services in a successful and cost-effective manner, (ii) the display of links to websites offering our products and services in a prominent manner in search results, (iii) changes in our relationship with (or policies implemented by) Google, (iv) our continued ability to market, distribute and monetize our products and services through search engines, digital app stores and social media platforms, (v) the failure or delay of the markets and industries in which our businesses operate to migrate online and the continued growth and acceptance of online products and services as effective alternatives to traditional products and services, (vi) our continued ability to develop and monetize versions of our products and services for mobile and other digital devices, (vii) adverse economic events or trends that adversely impact advertising spending levels, (viii) risks related to our Print business (declining revenue, increased paper and postage costs, reliance on a single supplier to print our magazines and increased pension plan obligations), (ix) the ability of our Digital business to successfully expand the digital reach of our portfolio of publishing brands, (x) our ability to establish and maintain relationships with quality and trustworthy service professionals and caregivers, (xi) the ability of Angi Inc. to successfully implement its brand initiative and expand Angi Services (its pre-priced offerings), (xii) our ability to engage directly with users, subscribers, consumers, service professionals and caregivers on a timely basis, (xiii) our ability to access, collect and use personal data about our users and subscribers, (xiv) the ability of our Chairman and Senior Executive, certain members of his family and our Chief Executive Officer to exercise significant influence over the composition of our board of directors, matters subject to stockholder approval and our operations, (xv) risks related to our liquidity and indebtedness (the impact of our indebtedness on our ability to operate our business, our ability to generate sufficient cash to service our indebtedness and interest rate risk), (xvi) our inability to freely access the cash of Dotdash Meredith and /or Angi Inc. and their respective subsidiaries, (xvii) dilution with respect to our investment in Angi Inc., (xviii) our ability to compete, (xix) adverse economic events or trends (particularly those that adversely impact consumer confidence and spending behavior), either generally and/or in any of the markets in which our businesses operate, (xx) our ability to build, maintain and/or enhance our various brands, (xxi) the impact of the COVID-19 outbreak on our businesses, (xxii) our ability to protect our systems, technology and infrastructure from cyberattacks and to protect personal and confidential user information, (xxiii) the occurrence of data security breaches and/or fraud, (xxiv) increased liabilities and costs related to the processing, storage, use and disclosure of personal and confidential user information, (xxv) the integrity, quality, efficiency and scalability of our systems, technology and infrastructure (and those of third parties with whom we do business) and (xxvi) changes in key personnel. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect IAC's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC’s management as of the date of this document. IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) builds companies.  We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands.  From the single seed that started as IAC over two decades ago have emerged 11 public companies and generations of exceptional leaders.  We will always evolve, but our basic principles of financially disciplined opportunism will never change.  IAC is today comprised of category leading businesses including Angi Inc. (NASDAQ: ANGI), Dotdash Meredith and Care.com, among many others ranging from early stage to established businesses.  IAC is headquartered in New York City with business locations worldwide.

Contact Us

IAC/Angi Inc. Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7251

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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